                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE                             CONTACT:
---------------------                             --------
May 10, 2005                                      Richard E. Leone
                                                  Manager - Investor Relations
                                                  rleone@rtiintl.com
                                                  330-544-7622



            RTI INTERNATIONAL METALS ANNOUNCES FIRST QUARTER RESULTS


         Niles, Ohio - RTI International Metals, Inc., (NYSE: RTI) released results today for the first quarter of 2005.

         The Company reported net income for the first quarter of $8.4 million, or $0.38 per share, on sales of $73.5 million. Results for the first quarter of 2004 were a net income of $2.8 million, or $0.13 per share, on sales of $50.5 million. The first quarter of 2004 included the receipt of a $9.1 million payment under an expired take-or-pay supply contract that added $6.0 million, or $0.28 per share, to net income.

         "RTI's strong first quarter performance was the result of the expanding demand from our commercial aerospace markets that began in the second half of 2004. Our order backlog grew another 13%, to $269 million. Selling prices for titanium products rose generally during the quarter as did raw material costs, as the availability of scrap and sponge in spot markets remains tight. Based on current market forecasts and our existing order book, we expect these conditions to continue for the next couple of years," said Timothy G. Rupert, President and CEO.

         The Company's Titanium Group posted a first quarter operating profit of $9.5 million on sales of $66.4 million, including intercompany sales of $41.4 million. During the first quarter of 2004, the Group had an operating loss of $4.2 million on sales of $37.7 million, including $24.6 million of intercompany sales.

         Mill product shipments for the first quarter of 2005 were 2.3 million pounds at an average realized price of $14.30 per pound, as compared to 1.5 million pounds and $15.03 per pound in the first quarter of 2004. The lower realized price in 2005 is the result of the relative mix of products shipped during the quarter, as selling prices for like products are clearly higher than they were in 2004. Mill capacity utilization increased during the quarter to approximately 60%, resulting in a significant improvement in operating cost performance.


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May 10, 2005
Page 2 of 4



         The Titanium Group's results also benefited from a strong quarter at its RTI Alloys unit which produces titanium alloys for the steel industry, where demand has been strong. These alloys are used as an additive in the production of certain grades of steel.

         The Company's Fabrication & Distribution Group, also benefiting from improved market conditions, generated an operating profit of $3.5 million on sales of $48.5 million during the first quarter. The Group's distribution units turned in particularly good performances. The Group had an operating loss of $1.1 million on sales of $37.4 million during the first quarter of 2004.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the current impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the assimilation of Claro Precision, Inc. into RTI, the design and effectiveness of the Company's internal control over financial reporting, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

         RTI International Metals(R), headquartered in Niles, Ohio, is one of the world's largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

         NOTE: RTI International Metals, Inc. has scheduled a conference call for Monday, May 16, 2005, at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 800-938-0653 or (International) 973-935-2408 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Friday, May 20, 2005, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 6054710.



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May 10, 2005
Page 3 of 4

                         RTI INTERNATIONAL METALS, INC.
             CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                             (Dollars in thousands)


                                                                      QUARTER ENDED
                                                                         MARCH 31,
                                                               ----------------------------
                                                                 2005                2004
Sales                                                          $ 73,487            $ 50,530
Cost of sales                                                    48,951              47,186
                                                               --------            --------
Gross profit                                                     24,536               3,344
Selling, general and
    administrative expenses                                      11,162               8,338
Research, technical and
    product development expenses                                    366                 287
                                                               --------            --------
Operating income (loss)                                          13,008              (5,281)

Other income - net                                                  138               9,318
Interest income (expense)                                           158                  (1)
                                                               --------            --------
Income before income taxes                                       13,304               4,036

Provision for income taxes                                        4,905               1,392
                                                               --------            --------
Net income from continuing operations                             8,399               2,644
Net income from discontinued operations                            --                   131
                                                               --------            --------
Net income                                                     $  8,399            $  2,775
                                                               ========            ========


Basic earnings per common share:
    Continuing operations                                      $   0.38            $   0.12
    Discontinued operations                                        --                  0.01
                                                               --------            --------
    Net income                                                 $   0.38            $   0.13
                                                               ========            ========

Diluted earnings per common share:
    Continuing operations                                      $   0.37            $   0.12
    Discontinued operations                                        --                  0.01
                                                               --------            --------
    Net income                                                 $   0.37            $   0.13
                                                               ========            ========

Weighted average shares outstanding (in thousands):
      Basic                                                      21,990              21,106

      Diluted                                                    22,456              21,453




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May 10, 2005
Page 4 of 4

                         RTI INTERNATIONAL METALS, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                            MARCH 31,            DECEMBER 31,
                                                              2005                  2004
                                                            ---------             ---------
                                                           (Unaudited)
ASSETS:
      Current assets
            Cash and cash equivalents                       $  63,013             $  62,701
            Accounts receivable                                50,503                44,490
            Inventories                                       160,331               133,512
            Current deferred income tax assets                  1,145                 1,145
            Income tax receivable                                --                   3,321
            Other current assets                                4,407                 3,597
                                                            ---------             ---------
      Total current assets                                    279,399               248,766
            Property, plant and equipment, net                 81,467                82,593
            Goodwill                                           47,373                46,618
            Other intangible assets                            16,536                16,040
            Other noncurrent assets                             9,387                 9,476
                                                            ---------             ---------
      Total assets                                          $ 434,162             $ 403,493
                                                            =========             =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Current liabilities
            Accounts payable                                $  26,642             $  14,253
            Accrued liabilities                                17,822                16,069
                                                            ---------             ---------
      Total current liabilities                                44,464                30,322
            Accrued pension cost                               21,952                21,090
            Accrued postretirement benefit cost                20,971                20,811
            Other noncurrent liabilities                        7,010                 7,312
                                                            ---------             ---------
      Total liabilities                                        94,397                79,535
      Total shareholders' equity                              339,765               323,958
                                                            ---------             ---------
      Total liabilities and shareholders' equity            $ 434,162             $ 403,493
                                                            =========             =========




                CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                            -------------------------------
                                                               2005                 2004
Cash provided by (used in) operating activities
      (including depreciation and amortization
      of $3,133 and $2,925 respectively)                    $  (3,685)            $   2,907
Cash used in investing activities                              (2,074)               (1,852)
Cash provided by financing activities                           6,068                 2,100
Effect of exchange rate changes on cash                             3                   109
                                                            ---------             ---------
Increase in cash and cash equivalents                             312                 3,264
Cash and cash equivalents at beginning of period               62,701                67,970
                                                            ---------             ---------
Cash and cash equivalents at end of period                  $  63,013             $  71,234
                                                            =========             =========



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